Press Release

FOR IMMEDIATE RELEASE

Contact: Sandra Novick
Director of Marketing
(631)537-1001, ext. 263

BRIDGE BANCORP INC. REAFFIRMS STOCK REPURCHASE PROGRAM

(Bridgehampton, NY — February 13, 2003) Bridge Bancorp Inc., (the “Company”) (NASDAQ/OTC: BDGE), the holding company for The Bridgehampton National Bank (the “Bank”), announced that on February 12, 2003, its Board of Directors reaffirmed the Company’s Stock Repurchase Program and approved the repurchase of up to 5% of its common shares outstanding from time to time in the open market or through private purchases, depending on market conditions. This reaffirmation and approval brings the number of shares authorized for repurchase to 205,899. The repurchased shares will be used for general corporate purposes.

Prior to the February 12, 2003 reaffirmation of the Program, the Company had purchased 167,590 shares including shares purchased under prior Programs.

Commenting on the stock repurchase approval, Thomas J. Tobin, President and Chief Executive Officer stated, "Our stock repurchase program permits us to utilize stock repurchases as well as quarterly dividend payouts to return capital to our shareholders. We believe that Company shares are a good investment and a sound use of Company funds."

The Bridgehampton National Bank is the oldest independent commercial bank headquartered on the South Fork of Long Island. The Bank operates retail branches in Bridgehampton, East Hampton, Greenport, Hampton Bays, Mattituck, Montauk, Peconic Landing, Sag Harbor, Southampton, Southampton Village, and Southold. The Bridgehampton National Bank is locally directed and managed and is a member of the Independent Bankers Association of America, the Independent Bankers Association of New York State and the Federal Deposit Insurance Corporation. Bridgehampton National Bank is an Equal Housing Lender and an Equal Opportunity Employer.

This release may contain certain forward-looking statements that are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact the Company’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services.